As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-265398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8

REGISTRATION STATEMENT NO. 333-265398

UNDER

THE SECURITIES ACT OF 1933

Manitex International, Inc.

(Exact name of registrant as specified in its charter)

Michigan	42-1628978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Address of Principal Executive Offices) (Zip Code)

Non-Plan Inducement Awards

(Full title of the plan)

J. Michael Coffey

Chief Executive Officer

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Name and address, including telephone number and area code, of agent for service)

With copies to:

Todd M. Kaye

Bryan Cave Leighton Paisner LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Manitex International, Inc. (the “Registrant”) is filing with the U.S. Securities and Exchange Commission (the “SEC”) this post-effective amendment (this “Post-Effective Amendment”) to deregister all shares of common stock, no par value per share (“Common Stock”), of the Registrant, previously registered under the following Registration Statement on Form S-8 (the “Registration Statement”):

•

Registration Statement No.  333-265398, filed with the SEC on June 3, 2022, registering 790,000 shares of Common Stock issuable pursuant to an inducement award of (i) 100,000 restricted stock units with time-based vesting, (ii) 100,000 restricted stock units that vest upon a change of control under certain circumstances, (iii) up to 490,000 restricted stock units that would vest upon the attainment of certain Common Stock price improvement milestones and (iv) 100,000 options to purchase Common Stock, which was granted by the Registrant to J. Michael Coffey on April 11, 2022, as inducement to accept employment as the Chief Executive Officer of the Registrant.

On January 2, 2025, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of September 12, 2024, by and among the Registrant, Tadano Ltd., a Japanese corporation (“Tadano”) and Lift SPC Inc., a Michigan corporation and wholly owned subsidiary of Tadano (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of Tadano.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the shares of Common Stock registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeview, State of Illinois, on January 3, 2025.

MANITEX INTERNATIONAL, INC.

By:	/s/ J. Michael Coffey
J. Michael Coffey Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.